Continental Energy Corporation

21795  64TH AVENUE, LANGLEY

BC, V2Y-2N7, CANADA

PH 1-604-532-6066 FX 1-604-532-6068

WEB: www.continentalenergy.com

EMAIL: mail@continentalenergy.com

NOTICE  OF  ANNUAL  GENERAL  MEETING

NOTICE is hereby given  the Annual General Meeting (the "AGM") of the shareholders (the "Members") of CONTINENTAL ENERGY CORPORATION (the "Company") will be held at the Company’s registered offices, 10th  Floor, 595 Howe Street, Vancouver, British Columbia, on Wednesday January 21, 2004, at the hour of 10:00 A.M., Vancouver time.

PURPOSE OF MEETING AND RELATED DOCUMENTS

The purpose of the AGM is to review and consider the annual report by the Company’s directors to the Members together with the consolidated financial statements of the Company and independent auditor's report thereon, for the financial year ended July 31, 2003 (the "Fiscal 2003 Financial Statements"). Copies of the 1) Fiscal 2003 Financial Statements, 2) an Information Circular containing additional pertinent Company information and describing in detail the pros and cons of certain matters to be acted upon at the AGM and 3) a Form of Proxy for use in voting on issues raised at the AGM are included with the package containing this Notice.

MATTERS TO BE ACTED UPON AT THE MEETING

The following additional matters have been placed on the AGM agenda for the purpose of determining a course of action thereon, by vote of the Members, utilizing the attached Form of Proxy and in accordance with the Company’s Memorandum and Articles of Association:

1.

To elect directors for the ensuing year.

2.

To appoint the auditor for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditor.

3.

To approve and ratify incentive stock options, and amendments to incentive stock options, granted to insiders which have not previously been approved by the members; and authorize the directors in their discretion to grant stock options to insiders and to amend stock options granted to insiders, subject to regulatory approvals, as more fully set forth in the Information Circular accompanying this notice.

4.

To confirm, ratify and approve proceedings, resolutions, acts, deeds and things done, on behalf of the Company, by the Board of Directors, the Directors and the Officers of the Company during the year preceding the AGM.

5.

To transact such further or other business as may properly come before the meeting and any adjournments thereof.

INFORMATION CIRCULAR

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the meeting and is deemed to form part of this notice.

USE OF FORM OF PROXY

If you are unable to attend the meeting in person, please complete, sign and date the enclosed Form of Proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the Form of Proxy accompanying this notice.

DATED this 12th day of December, 2003.

BY ORDER OF THE BOARD

"Richard L. McAdoo"

RICHARD L. MCADOO

PRESIDENT